EXHIBIT 3.9

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MGM MIRAGE

     MGM MIRAGE, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: That pursuant to a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that it is advisable to amend the Certificate of Incorporation and that Article 12 of the Corporation’s Certificate of Incorporation be amended as follows:

“12. (A). Except as is otherwise expressly provided in instruments containing the terms of the Corporation’s securities, which instruments have been approved by the New Jersey Casino Control Commission (hereinafter “Commission”), in accordance with Section 82d(7) and (9) of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq. (“Act”), all securities of the Corporation shall be held subject to the condition that if a holder thereof is disqualified by the Commission pursuant to the Act (“Disqualified Holder”), such Disqualified Holder shall dispose of his interest in the Corporation’s securities within 120 days or such other time period required by the Commission following the Corporation’s receipt of notice (the “Notice Date”) of such Disqualified Holder. Promptly following the Notice Date, the Corporation shall personally deliver a copy of such written notice to the Disqualified Holder, mail it to such Disqualified Holder at the address shown on the Corporation’s books and records, or use any other reasonable means of delivering a copy of such written notice to the Disqualified Holder. Failure of the Corporation to provide notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article 12. Failure of the Corporation to exercise its rights under this Act 12 shall not preclude the Corporation from exercising its rights under Article 13.

(B). A Disqualified Holder shall reimburse the Corporation for all expenses incurred by the Corporation in performing its obligations and exercising its rights under this Article 12 or Article 13.

(C). This Article 12 shall become effective if and when the Corporation becomes a holding company of a casino licensee under the New Jersey Act. This Article 12 shall remain in effect only so long as required by the Commission.”

     SECOND: That thereafter, the annual meeting of stockholders of the Corporation was duly called and held on May 13, 2003, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MGM MIRAGE has duly caused this certificate to be signed by Bryan L. Wright, its Vice President, Assistant General Counsel and Assistant Secretary, this 3rd day of June, 2003.

MGM MIRAGE
By:	/s/ BRYAN L. WRIGHT
Bryan L. Wright
Its:	Vice President, Assistant General Counsel and Assistant Secretary